Exhibit 99.1

PRESS RELEASE OF MATRIXX INITIATIVES, INC.

Matrixx Initiatives, Inc. Announces First Quarter 2004
Financial Results
Net sales up 45 percent; Net income increases by 408 percent

April 27, 2004 – PHOENIX — Matrixx Initiatives, Inc. (Nasdaq: MTXX), developer and distributor of the expanded line of Zicam® products, today announced financial results for the first quarter ended March 31, 2004. Net sales increased 45% to $12.9 million compared to $8.9 million for the first quarter of last year. Net income for the quarter increased 408% to $597,000, or $0.06 per share, versus $117,000, or $0.01 per share for the first quarter of 2003.

Carl J. Johnson, president and chief executive officer of Matrixx Initiatives, said, “We are very pleased with the 45% revenue growth and a four times increase in net income from the comparable quarter last year. The Zicam brand continued to enjoy a higher level of consumer acceptance. During the first quarter of 2004 the business delivered solid growth and met its goals for net sales and EPS. New products and our commitment to invest in marketing continue to fuel growth in our brand and increase our share of the cough/cold category. These results are particularly gratifying given the unusual nature of this year’s cough/cold season.”

Highlights of the quarter include:

•	Retail stores results (three outlet syndicated scanner data; excluding Wal-Mart) reflected continued growth in the Zicam brand’s retail sales, which increased 41% in the last 12 weeks ended March 21, 2004 versus the comparable period a year ago, while the industry category as a whole experienced a 4% decline in sales during the period.

•	The Company posted strong financial results in the first quarter of 2004 despite a much lower incidence of respiratory illness this year. Over the entire cold season, October through March, the incidence of respiratory illness was 3% less than the 2002-2003 season.

•	Completion of the first cough/cold season with sales of the new oral delivery Zicam Cold Remedy products. Zicam Oral Mist™, Chewables™, and Rapid Melts™ accounted for 59% of the growth in unit sales.

•	Commencement of nationwide shipments to retail customers of the new and improved Zicam Cold Remedy™ adult swab product.

•	Initial shipments of a new 1oz. Allergy product to the wholesale club store segment.

•	The Company continued to strengthen its balance sheet with a 22% increase in its cash position to $13.0 million at the end of the quarter.

Mr. Johnson continued, “According to the Centers for Disease Control (CDC) this year’s cough/cold season started earlier than usual and was much more severe in its earlier stages than normal. Additionally, the season ended in early January, approximately four to six weeks earlier than normal. Despite the unusual nature of this year’s cough/cold season and its impact on other companies in our industry segment, we were able to continue on a strong growth trend.”

“Although a number of recently reported news stories and recently filed lawsuits allege that our nasal cold remedy products may cause a loss of sense of smell, we continue to assert that these allegations are misleading and completely unfounded. The health and safety of the consumers of our products is our highest priority and we will be tireless in our efforts to communicate factual information about our products.”

William Hemelt, executive vice president and chief financial officer, stated, “Net income was favorably impacted by the Company’s strong sales growth along all product lines. New products continue to have a positive impact. We completed the quarter with a substantial cash position and no long-term debt. Looking ahead, we continue to focus on meeting our established goal of increasing revenues and net income for the year by 30%.”

First Quarter 2004 Consolidated Financial Results

	2004	2003	2003
($000s)	1st Qtr	1st Qtr	4th Qtr
Net Sales	$12,932	$8,901	$18,226
Cost of Sales	4,099	2,649	5,445

Gross Profit	8,833	6,252	12,781
Operating Expenses	7,417	5,692	10,022
Research and development	470	311	855

Income from operations	946	249	1,904
Total other income (expense)	46	(49)	6

Net income before tax	992	200	1,910
Income tax expense	395	83	879

Net Income	$597	$117	$1,031

Net income per diluted share	$0.06	$0.01	$0.11
Average shares outstanding (mil)	9.5	9.4	9.6

Selected Balance Sheet Information

($000s)	March 31, 2004	December 31, 2003	March 31, 2003
Cash and marketable securities	$13,038	$10,683	$12,222
Working Capital	$18,227	$17,580	$10,256
Total assets	$46,300	$50,077	$44,627
Total debt	$0	$0	$5,339
Shareholders’ equity	$39,689	$38,790	$35,197

There will be a teleconference Thursday, April 29, 2004 at 10:00 a.m. EDT to discuss first quarter financial results and answer questions. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, log onto http://www.matrixxinc.com and click on the first quarter 2004 teleconference icon. A replay of the teleconference will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 6829188 for 3 days following the call, and the web cast will be archived on the company’s website, http://www.matrixxinc.com , for 30 days.

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Allergy Relief; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in August 2003 Matrixx began distributing three new oral delivery products for the 2003-2004 cold season, including Zicam Cold Remedy Chewables, Zicam Cold Remedy Oral Mist, and Zicam Cold Remedy RapidMelts. For more information regarding Matrixx products, go to www.zicam.com . To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com . For additional information, contact William Hemelt, chief financial officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8881, bbarba@matrixxinc.com. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our commitment to invest in marketing, our commitment that we will communicate factual information about our products and our focus on meeting our established goal of increasing revenues and net income by 30% annually. These forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face unanticipated competition or negative publicity, the potential impact of litigation, regulatory issues, or public relations challenges, and the possibility that expenses may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2004, filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or review any forward-looking statement whether as a result of new information, future events or otherwise.